S T R U C T U R E D I N V E S T M E N T S

Client Strategy Guide: September 2012 Offerings	Free Writing Prospectus Dated September 14, 2012 Registration Statement No. 333-172554 and 333-172554-01 Filed Pursuant to Rule 433

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc., and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.

Client Strategy Guide: September 2012 Offerings	Page 2

Important Information Regarding Offering Documents	page 3
Selected Features & Risk Disclosures	page 4
Structured Investments Spectrum	page 5

Tactical Offerings

Offerings with terms of 18 months or less

Enhanced Yield	page 6

Leveraged Performance	page 7

Strategic Offerings

Offerings with terms of more than 18 months

Leveraged Performance		page 8
	Dual Directional Trigger PLUSSM based on the Final Select Sector SPDR® Fund (XLF) by Citigroup Funding Inc.	page 9
page 10
page 11

Partial Principal at Risk Securities	page 12

Market-Linked Notes and Market-Linked Deposits - FDIC Insured	Market-Linked Notes based on the S&P 500® Index (SPX) by Citigroup Funding Inc.	page 13
	Contingent Annual Interest Market Linked Certificates of Deposit Linked to a Basket of Commodities by Wells Fargo Bank, N.A.	page 14

Selected Risks & Considerations	page 15

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 3

Important Information Regarding Offering Documents

The products set forth in the following pages are intended as a general indication only of the Structured Investments offerings available through Morgan Stanley Smith Barney through the date when the ticketing closes for each offering. Morgan Stanley Smith Barney or the applicable issuer reserves the right to terminate any offering prior to its trade date, to postpone the trade date, or to close ticketing early on any offering. The information set forth herein provides only a summary of terms and does not contain the complete terms and conditions for any offering of an SEC Registered Offering or a Market-Linked Certificate of Deposit. You should read the complete offering materials referenced below before you invest in any product.

Additional Information for SEC Registered (Public) Offerings

Each issuer has separately filed a registration statement (including a prospectus) with the Securities & Exchange Commission (or SEC), for the offerings by that issuer to which this Strategy Guide relates. Before you invest in any of the offerings identified in this Strategy Guide, you should read the prospectus and the applicable registration statement, the applicable pricing supplement, prospectus supplements and any other documents relating to the offering that the applicable issuer has filed with the SEC for more complete information about the applicable issuer and the offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.

—
—	For Registered Offerings Issued by Citigroup Funding Inc.:	Citigroup Funding Inc.’s CIK on the SEC web site is 0001318281
—

Alternatively, Morgan Stanley Smith Barney will arrange to send you the prospectus and any other documents related to the offering electronically or hard copy if you so request by calling the toll-free number 1-800-584-6837 or emailing prospectus@morganstanley.com or by calling your Morgan Stanley Smith Barney Financial Advisor.

The securities described herein (other than the market-linked certificates of deposit) are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information for Market-Linked Certificates of Deposit (MLDs)

MLDs are not SEC registered offerings. Before you invest in any MLD, you should read the complete offering materials applicable to such MLD. For indicative terms and conditions on any Market-Linked Certificate of Deposit, please contact your Morgan Stanley Smith Barney Financial Advisor or call the toll-free number 1-800-584-6837.

Each issuer listed above is the issuer for offerings only where expressly identified. None of the issuers are responsible for the filings made with the SEC by the other issuers identified in this document.

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 4

Selected Features & Risk Disclosures

Features

Structured Investments offer investors choices in terms of underlying asset, market view, time horizon, potential returns and risk tolerance.

Such features may include:

o	Varying levels of exposure to potential capital appreciation or depreciation

o	Returns based on a defined formula

o	Variety of underlying assets, including equities, commodities, currencies and interest rates

o	Minimum investment of $1,000, unless otherwise noted

Key Risks

An investment in Structured Investments involves a variety of risks. The following are some of the significant risks related to Structured Investments. Please refer to the “Selected Risks & Considerations” section at the end of this brochure for a fuller description of these risk factors.

The market price of Structured Investments may be influenced by a variety of unpredictable factors. Several factors may influence the value of a particular Structured Investment in the secondary market, including, but not limited to, the value and volatility of the underlying asset, interest rates, credit spreads charged by the market for taking the applicable issuer’s credit risk, dividend rates on any equity underlying asset, and time remaining to maturity. In addition, we expect that the secondary market price of a Structured Investment will be adversely affected by the fact that the issue price of the Structured Investment includes the agent’s commissions and expected profit.

Issuer credit risk. All payments on Structured Investments are dependent on the applicable issuer’s ability to pay all amounts due and therefore investors are subject to the credit risk of the applicable issuer.

Secondary trading may be limited. There may be little or no secondary market for a particular Structured Investment. If the applicable pricing supplement so specifies, we may apply to list a Structured Investment on a securities exchange, but it is not possible to predict whether any Structured Investment will meet the listing requirements of that particular exchange, or if listed, whether any secondary market will exist.

Appreciation potential or participation in the underlying asset may be limited. The terms of a Structured Investment may limit the maximum payment at maturity or the extent to which the return reflects the performance of the underlying asset.

Potential loss of principal. The terms of a Structured Investment may not provide for the return of principal and an investment may result in a loss of some or all of your principal. Even where repayment of principal is provided for by the terms of the Structured Investment, it is still subject to the credit risk of the applicable issuer and the applicable issuer’s ability to repay its obligations. In addition, you may receive less, and possibly significantly less, than the stated principal amount if you sell your investment prior to maturity.

Structured Investments that provide for repayment of principal typically do not make periodic interest payments. Unlike ordinary debt securities, Structured Investments that provide for repayment of principal typically do not pay interest. Instead, at maturity, the investor receives the principal amount plus a supplemental redemption amount, if any, based on the performance of the underlying asset, in each case, subject to the credit risk of the applicable issuer.

You may receive only the principal amount at maturity for Structured Investments that provide for repayment of principal. Because the supplemental redemption amount due at maturity on these Structured Investments may equal zero, the return on your investment (i.e., the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity may not compensate you for the effects of inflation or other factors relating to the value of money over time.

Potential conflicts. The issuer of a Structured Investment and its affiliates may play a variety of roles in connection with the Structured Investment, including acting as calculation agent and hedging the issuer’s obligations under the Structured Investment. Such activity could adversely affect the payouts to investors on Structured Investments.

The aforementioned risks are not intended to be an exhaustive list of the risks associated with a particular Structured Investment offering. Before you invest in any Structured Investment, you should thoroughly review the particular investment’s prospectus and related offering materials for a comprehensive description of the risks and considerations associated with the offering.

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 5

Structured Investments Spectrum

Structured Investments can be divided into six broad categories, each aimed at offering structural characteristics designed to help investors pursue specific financial objectives – Market-Linked Deposits – FDIC Insured, Market-Linked Notes, Partial Principal at Risk Securities, Enhanced Yield, Leveraged Performance and Access.

Market-Linked Deposits – FDIC Insured combine the repayment of all principal at maturity, subject to applicable FDIC insurance limits and issuer credit risk, with the potential for capital appreciation based on the performance of an underlying asset.

	▶	May be appropriate for investors who do not require periodic interest payments, are concerned about principal at risk, and who are willing to forgo some upside in exchange for the repayment of all principal at maturity, subject to applicable FDIC insurance limits and issuer credit risk.

Market-Linked Notes combine the repayment of all principal at maturity subject to issuer credit risk, with the potential for capital appreciation based on the performance of an underlying asset. Market-Linked Notes do not have the benefit of FDIC insurance.

	▶	May be appropriate for investors who do not require periodic interest payments, are concerned about principal at risk, do not require FDIC insurance on their investment, and who are willing to forgo some upside in exchange for the repayment of all principal at maturity, subject to issuer credit risk.

Partial Principal at Risk Securities combine the repayment of some principal at maturity, subject to issuer credit risk, with the potential for capital appreciation based on the performance of an underlying asset.

	▶	May be appropriate for investors who do not require periodic interest payments, are concerned about principal at risk, do not require FDIC insurance on their investment, and who are willing to risk a portion of their principal and forgo some upside return in exchange for the issuer’s obligation to repay some principal at maturity.

Enhanced Yield Investments seek to potentially generate current income greater than that of a direct investment in an underlying asset with the investor accepting full exposure to the downside with limited or no opportunity for capital appreciation.

	▶	May be appropriate for investors who are willing to forgo some or all of the appreciation in the underlying asset and assume full downside exposure to the underlying asset in exchange for enhanced yield in the form of above-market interest payments.

Leveraged Performance Investments allow investors the possibility of capturing enhanced returns relative to an underlying asset’s actual performance within a given range of performance in exchange for giving up returns above the specified cap, in addition to accepting full downside exposure to the underlying asset.

	▶	May be appropriate for investors who expect only modest changes in the value of the underlying asset and who are willing to give up appreciation on the underlying asset that is beyond the performance range, and bear the same or similar downside risk associated with owning the underlying asset.

Access Investments provide exposure to a market sector, asset class, theme or investment strategy that may not be easily accessible to an individual investor by means of traditional investments.	▶	May be appropriate for investors interested in diversification of, and exposure to, difficult to access underlying asset classes, market sectors or investment strategies.

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 6

[Information related to offerings to be issued by issuers that are not affliliated with Citigroup Funding Inc. has been redacted.]

[This page intentionally left blank]

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 7

[This page intentionally left blank]

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 8

[This page intentionally left blank]

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 9

Opportunities in U.S. Equities

Leveraged Performance	O Dual Directional Trigger PLUSSM based on the Financial Select Sector SPDR® Fund (XLF)

Strategy Overview

—  Capped leveraged exposure to and limited protection against negative performance of the underlying shares

—  Leverage feature only applies if the underlying shares appreciate

—   Unleveraged positive return for a certain range of negative performance of the underlying shares from the pricing date to the valuation date only if the underlying shares close at or above the specified trigger price on the valuation date

—  May be appropriate for investors who wish to outperform the underlying shares in a moderately bullish scenario or obtain an unleveraged positive return for a limited range of negative performance

Risk Considerations

✓  All principal is at risk under the terms of the Dual Directional Trigger PLUS

✓  Full downside exposure to the underlying shares without buffer if the underlying shares close below the trigger price on the valuation date

✓   Appreciation potential is limited by the maximum return at maturity

✓  Does not provide for current income; no interest payments

✓  Investing in the Dual Directional Trigger PLUS exposes investors to risks associated with the financial services industry

The securities offer the potential for a positive return at maturity based on the absolute value, within a limited range, of the percentage change in the price of the shares from their initial share price to their final share price. If the shares appreciate, the securities provide leveraged positive exposure to a limited range of that appreciation, and if the shares depreciate, the securities provide unleveraged positive exposure to a limited range of that depreciation. In exchange for the upside leverage and the potential for a positive return at maturity even if the shares depreciate, investors in the securities must be willing to forgo (i) positive participation in the appreciation or depreciation of the shares outside of the limited range offered by the securities and (ii) any dividends that may be paid on the shares. Investors in the securities must also be willing to accept full downside exposure to the shares if they depreciate by more than 20%. If the final share price is less than the trigger price, you will lose 1% of the stated principal amount of your securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity. In order to obtain the modified exposure to the shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the Trigger PLUS are subject to the credit risk of Citigroup Inc.

Issuer	Citigroup Funding Inc.
Underlying Shares	Financial Select Sector SPDR® Fund (XLF)
Maturity Date	Expected to be September 29, 2014 (approximately 2 years)
Payment at Maturity

For each $10 security you hold at maturity:

•  If the Final Share Price is greater than the Initial Share Price:

$10 + the Leveraged Upside Payment, subject to the Maximum Return at Maturity

•  If the Final Share Price is less than or equal to the Initial Share Price but greater than or equal to the Trigger Price:

$10 + ($10 × the Absolute Share Return)

•  If the Final Share Price is less than the Trigger Price:

$10 × the Share Performance Factor

If the Final Share Price is less than the Trigger Price, your Payment at Maturity will be less, and possibly significantly less, than $8.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Maximum Return at Maturity

23% to 27% (to be determined on the Pricing Date), applicable when the Final Share Price is greater than the Initial Share Price. Because the Trigger Price is 80% of the Initial Share Price, any positive return on the securities resulting from the depreciation of the shares will not exceed 20%.

Share Percent Change	(Final Share Price – Initial Share Price) / Initial Share Price
Leverage Factor	150%
Trigger Price	80% of the Initial Share Price
Share Performance Factor	Final Share Price / Initial Share Price
Initial Share Price	The closing price of the Shares on the Pricing Date
Final Share Price	The closing price of the Shares on the Valuation Date
Valuation Date	Expected to be August 24, 2015, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Issue Price/Stated Principal Amount	$10 per security
Listing	The securities will not be listed on any securities exchange.
Expected Pricing Date[1]	This offering is expected to close for ticketing on Thursday, September 27, 2012

[1]

Expected Pricing Dates are subject to change. Due to market conditions, Morgan Stanley Smith Barney or the applicable issuer may close the deal prior to, or postpone, the Expected Pricing Date. Some terms are subject to change. Terms will be fixed on the pricing date for the investment.

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 10

[This page intentionally left blank]

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 11

[This page intentionally left blank]

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 12

[This page intentionally left blank]

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 13

Opportunities in U.S. Equities

Market Linked Note	O Market-Linked Notes based on the S&P 500® Index (SPX)

Strategy Overview

—  May be appropriate for investors who have a moderately bullish outlook on the S&P 500® Index

—   Provides 1-to-1 exposure to any increase in the S&P 500® Index based on the average index return percentage of the S&P 500® Index

—   The average index return percentage is the arithmetic average of the interim index return percentages

—   If the average index return percentage is greater than 0%, investors will receive a return at maturity equal to the average index return percentage; otherwise, investors will receive no return

—  No exposure to any decline of the S&P 500® Index

Risk Considerations

✓  Repayment of principal is available only at maturity and is subject to issuer credit risk

✓  The notes may significantly underperform the underlying index

✓  The notes are designed for investors who are willing to forgo upside exposure to the underlying index in certain market scenarios in order to avoid downside exposure to the underlying index

✓  Does not provide for current income; no interest payments

These notes offer the potential for a positive return at maturity based on the average index return percentage of the S&P 500® Index (the “underlying index”), measured as described below. However, you may not receive any return on the notes. If the average index return percentage of the underlying index is negative or zero, your payment at maturity will consist only of your principal. Even if the average index return percentage is positive, so that you do receive a positive return at maturity, the total return at maturity of the notes may not be as great as the yield that might be achieved on a conventional debt security of ours of comparable maturity. No interest will be paid on the notes. The average index return percentage is the average of the percentage changes in the closing value of the underlying index from the pricing date to each of the quarterly valuation dates occurring over the term of the notes. You should understand that this method of measuring the performance of the underlying index may result in a significantly lower return on the notes than the actual return on the underlying index, as measured from the pricing date to the final valuation date. The notes are senior unsecured obligations of Citigroup Funding Inc., and all payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the notes are subject to the credit risk of Citigroup Inc.

Issuer	Citigroup Funding Inc.
Maturity Date	Expected to be between March 2018 and September 2018 (approximately 5.5 years to 6 years). The actual Maturity Date will be determined on the Pricing Date.
Underlying Index	S&P 500® Index (SPX)
Payment at Maturity	For each note, the $10 Stated Principal Amount per note, plus the Note Return Amount, which may be zero or positive
Note Return Amount	• If the Average Index Return Percentage is greater than zero: $10 × the Average Index Return Percentage • If the Average Index Return Percentage is less than or equal to zero: $0
Average Index Return Percentage	The arithmetic average of the Interim Index Return Percentages, as measured on each of the Valuation Dates
Interim Index Return Percentage	On each Valuation Date: (Ending Index Value – Initial Index Value) / Initial Index Value
Initial Index Value	The index closing value on the Pricing Date
Ending Index Value	The index closing value on the relevant Valuation Date
Valuation Dates

Expected to be the 27th of December, March, June and September of each year, starting on December 27, 2012, except that the final Valuation Date is expected to be , 2018. Each Valuation Date is subject to postponement for non-underlying index business days and certain market disruption events.

Listing	The securities will not be listed on any securities exchange.
Issue Price/Stated Principal Amount	$10 per security
Expected Pricing Date[1]	This offering is expected to close for ticketing on Thursday, September 27, 2012

[1]

Expected Pricing Dates are subject to change. Due to market conditions, Morgan Stanley Smith Barney or the applicable issuer may close the deal prior to, or postpone, the Expected Pricing Date. Some terms are subject to change. Terms will be fixed on the pricing date for the investment.

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 14

Opportunities in Commodities

Market-Linked Deposits - FDIC Insured	O Contingent Annual Interest Market Linked Certificates of Deposit Linked to a Basket of Commodities

Strategy Overview	— May be appropriate for long-term investors who desire full repayment of deposit amount at maturity, but also seek exposure to a broad-based basket of commodities and commodity indices	Risk Considerations

✓   Full repayment of deposit amount is available only at maturity and is subject to applicable FDIC insurance limits and issuer credit risk

✓   Appreciation potential for the performance of each basket component is fixed and will equal the fixed component return

✓   Any positive performance by some basket components may be partially or wholly offset by the negative performance of other basket components. Investors’ exposure to any annual increase in the price of each and every basket component is limited, separately for each basket component, to the fixed component return, and any performance of a basket component above that rate will not be taken into account in the relevant year.

✓    Contingent annual coupon is variable and may be zero in some or all periods

The certificates of deposit (the “CDs”) provide you with the ability to receive contingent annual interest payments during the term of the CD based on the performance of ten Basket Components included in an equally-weighted basket (the “Basket”). The contingent annual interest payments, if any, will be based on the sum of the equally-weighted Component Returns of each of the Basket Components included in the Basket; provided, however, that the Component Return of a Basket Component (i) will be equal to a Fixed Component Return, which will be determined on the Pricing Date and will be within the range of 5.25% to 7.25%, if and so long as the Closing Level of such Basket Component has increased or remained the same, and (ii) will never be less than the Component Return Floor of -20.00%. As a result, the Periodic Interest Rate applicable to an Interest Payment Date will never exceed an annual rate of 5.25% to 7.25%, depending on the actual Fixed Component Return. In addition, if the Component Return of one or more of the Basket Components is negative on a Valuation Date, such negative Component Returns could offset entirely any Fixed Component Returns generated by the other Basket Components on the same Valuation Date, and the Periodic Interest Rate may be equal to zero so that no Periodic Interest payment will be made on the applicable Interest Payment Date. If the Periodic Interest Rate is zero for each Interest Payment Date, you will not receive any Periodic Interest during the term of the CDs. If you hold your CDs until stated maturity, you will receive the Deposit Amount of your CDs plus accrued and unpaid interest, if any.

Issuer	Wells Fargo Bank, N.A.
Basket (Each Basket Component has a weighting of 10% in the Basket)	Basket Component	Bloomberg Ticker Symbol	Basket Component	Bloomberg Ticker Symbol
	S&P GSCITM Brent Crude Oil Index Excess Return	SPGCBRP	Nickel	LONIDY
	S&P GSCITM Livestock Index Excess Return	SPGCLVP	Gold	GOLDLNPM
	Copper	LOCADY	Soybean Futures	S 1
	Corn	C 1	Silver	SLVRLN
	Gasoline Futures	XB1	Sugar Futures	SB1

Stated Maturity Date	September 27, 2018 (approximately 6 years), subject to postponement if a Market Disruption Event occurs.
Payment on the CDs

You will receive Periodic Interest, if any, on the CDs on each Interest Payment Date. On the Stated Maturity Date, you will receive the Deposit Amount of your CD plus any accrued and unpaid Periodic Interest, if any. No term interest will be paid on the CDs.

Periodic Interest

Periodic Interest payable on a CD on any Interest Payment Date will be equal to the greater of (i) zero and (ii) the product of the Deposit Amount of the CD and the Periodic Interest Rate applicable to such Interest Payment Date.

Interest Payment Dates

Periodic Interest on the CDs will be paid on October 2, 2013, October 2, 2014, October 2, 2015, October 3, 2016, October 2, 2017 and September 27, 2018, subject to postponement if a Market Disruption Event occurs

Periodic Interest Rate

The Periodic Interest Rate used to determine the Periodic Interest payable on an Interest Payment Date will be determined on the Valuation Date immediately preceding such Interest Payment Date and will be equal to the sum of the Weighted Component Returns of the Basket Components on the relevant Valuation Date.

Weighted Component Return	The Weighted Component Return for each Basket Component will be equal to the product of (A) the Component Return for such Basket Component and (B) 10%.
Component Return

(Current Component Level – Initial Component Level) / Initial Component Level provided, however, that (i) if the Component Return of a Basket Component is equal to or greater than zero, the Component Return shall be equal to the Fixed Component Return; and (ii) if the Component Return of a Basket Component is less than zero, the Component Return shall not be less than the Component Return Floor, where,

• the “Fixed Component Return” for each Basket Component will be within the range of 5.25% to 7.25%, which will be determined on the Pricing Date;

• the “Initial Component Level” will be the closing level of such Basket Component on the Pricing Date;

• the “Current Component Level” will be the closing level of such Basket Component on the relevant Valuation Date; and

• the “Component Return Floor” for each Basket Component will be -20.00%.

Valuation Dates

September 25, 2013, September 25, 2014, September 25, 2015, September 26, 2016, September 25, 2017 and September 20, 2018, subject to postponement for non-trading days and certain market disruption events

Minimum Deposit Amount and Denominations	$1,000 for each CD and integral multiples of $1,000
FDIC Insurance

The Deposit Amount of a CD is insured by the FDIC, subject to applicable FDIC insurance limits. The FDIC has taken the position that any Periodic Interest that has not yet been ascertained and become due or any secondary market premium paid by you above the Deposit Amount on the CDs is not insured by the FDIC.

Expected Pricing Date[1]	This offering is expected to close for ticketing on Thursday –September 27, 2012.

[1]

Expected Pricing Dates are subject to change. Due to market conditions, Morgan Stanley Smith Barney or the applicable issuer may close the deal prior to, or postpone, the Expected Pricing Date. Some terms are subject to change. Terms will be fixed on the pricing date for the investment.

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 15

Selected Risks & Considerations

An investment in Structured Investments involves a variety of risks. Structured Investments may be linked to a wide variety of underlying assets, and each underlying asset will have its own unique set of risks and considerations. For example, some underlying assets have significantly higher volatility than others. Before you invest in any Structured Investment, you should thoroughly review the relevant prospectus and related offering materials for a comprehensive description of the risks associated with the Structured Investment, including the risks related to the underlying asset(s) to which the Structured Investment is linked.

The following are general risks applicable to most types of Structured Investments:

Issuer Credit Risk

All payments on Structured Investments are subject to the credit risk of the applicable issuer. Any payments of interest or payments at maturity on a Structured Investment are subject to the credit risk of the applicable issuer and the issuer’s credit ratings and credit spreads may adversely affect the market value of the Structured Investment. Investors are dependent on the applicable issuer’s ability to pay periodic interest payments, if any, and all amounts due on the Structured Investment at maturity and therefore investors are subject to the credit risk of the applicable issuer and to changes in the market’s view of the applicable issuer’s credit risk. If the applicable issuer defaults on its obligations under the Structured Investment, the investor’s investment would be at risk and an investor could lose some or all of its investment. Any decline in the applicable issuer’s credit ratings or increase in the credit spreads charged by the market for taking credit risk of the issuer is likely to adversely affect the value of the Structured Investment. Furthermore, unless issued as market-linked certificate of deposit, Structured Investments are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Market Risk

The price at which a particular Structured Investment may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) changes in the level of the underlying asset or reference index, (ii) volatility of the underlying asset or reference index, (iii) changes in interest rates, (iv) any actual or anticipated changes in the credit ratings of the applicable issuer or credit spreads charged by the market for taking the issuer’s credit risk and (v) the time remaining to maturity. In addition, we expect that the secondary market prices of a Structured Investment will be adversely affected by the fact that the issue price of the securities includes the agent’s commissions and expected profit. You may receive less, and possibly significantly less, than the stated principal amount if you sell your investments prior to maturity.

Liquidity Risk

There may be little or no secondary market for a particular Structured Investment and you should be prepared to hold your investments until maturity. If the applicable pricing supplement so specifies, we may apply to list a particular Structured Investment on a securities exchange, but it is not possible to predict whether any Structured Investment will meet the listing requirements of that particular exchange, or if listed, whether any secondary market will exist. Therefore, there may be little or no secondary market for Structured Investments. Issuers may, but are not obligated to, make a market in the Structured Investments. Even if there is a secondary market for a particular Structured Investment, it may not provide enough liquidity to allow you to trade or sell your Structured Investment easily. Because it is not expected that other broker-dealers will participate significantly in the secondary market for Structured Investments, the price at which you may be able to trade a Structured Investment is likely to depend on the price, if any, at which Morgan Stanley Smith Barney or another broker-dealer affiliated with the particular issuer of the security is willing to transact. If at any time Morgan Stanley Smith Barney or any other broker dealer were not to make a market in Structured Investments, it is likely that there would be no secondary market for Structured Investments.

Past Performance Not Indicative of Future Results

The historical performance of an underlying asset or reference index is not an indication of future performance. Historical performance of an underlying asset or reference index to which a specific Structured Investment is linked should not be taken as an indication of the future performance of the underlying asset or reference index during the term of the Structured Investment. Changes in the levels of the underlying asset or reference index will affect the trading price of the Structured Investment, but it is impossible to predict whether such levels will rise or fall.

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 16

Conflicts of Interest

The applicable issuer, its affiliates, Morgan Stanley Smith Barney and/or its affiliates may be market participants. The applicable issuer, one or more of its affiliates or Morgan Stanley Smith Barney or its affiliates may, currently or in the future, publish research reports with respect to movements in the underlying asset to which any specific Structured Investment is linked. Such research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding a specific Structured Investment or Structured Investments generally. Any of these activities could affect the market value of a specific Structured Investment or Structured Investments generally.

In most Structured Investments, an affiliate of Morgan Stanley or the applicable issuer is designated to act as calculation agent to calculate the periodic interest or payment at maturity due on the Structured Investment. Any determinations made by the calculation agent may affect the payout to investors.

Hedging & Trading Activity

Hedging and trading activity by the issuer and its subsidiaries and affiliates could potentially adversely affect the value of the Structured Investments. We expect that the calculation agent and its affiliates for a particular Structured Investment will carry out hedging activities related to that Structured Investment, including trading in the underlying asset, as well as in other instruments related to the underlying asset. The issuer’s subsidiaries and affiliates may also trade in the underlying asset and other instruments related to the underlying asset on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date and during the term of the Structured Investment could adversely affect the value of the underlying asset, and, accordingly, the payout to investors.

Commissions & Hedging Profits

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices of Structured Investments. Assuming no change in market conditions or any other relevant factors, the price, if any, at which any dealer is willing to purchase Structured Investments in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the Structured Investments, as well as the cost of hedging the applicable issuer’s obligations under the Structured Investments. The cost of hedging includes the projected profit that the calculation agent and its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by the dealer as a result of dealer discounts, mark-ups or other transaction costs.

With respect to any MLD offering, you can only count on FDIC insurance to cover the deposit amount of each MLD and, if applicable, the minimum index interest.

In the event that FDIC insurance payments become necessary for the MLDs prior to the maturity date, the FDIC is only required to pay the Deposit Amount of the MLDs together with any accrued minimum index interest, if any, as prescribed by law, and subject to the applicable FDIC insurance limits. FDIC insurance is not available for any index interest if the applicable issuer fails prior to the maturity date, in the case of the MLDs. FDIC insurance is also not available for any secondary market premium paid by a depositor above the principal amount of an MLD. Except to the extent insured by the FDIC, the MLDs are not otherwise insured by any governmental agency or instrumentality or any other person.

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012

Client Strategy Guide: September 2012 Offerings	Page 17

IMPORTANT INFORMATION AND QUALIFICATIONS:

The information provided herein was prepared by sales, trading or other non-research personnel of Morgan Stanley Smith Barney LLC, and is not a product of the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc.

We remind investors that these investments are subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. No representation or warranty is made that any returns indicated will be achieved. Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may not be suitable for your specific circumstances.

These materials may not be distributed in any jurisdiction where it is unlawful to do so. The products described in this communication may not be marketed or sold or be available for offer or sale in a number of jurisdictions where it is unlawful to do so. This publication is disseminated in Japan by Morgan Stanley Japan Limited; in Hong Kong by Morgan Stanley Asia Limited; in Singapore by Morgan Stanley Asia (Singapore) Pte., regulated by the Monetary Authority of Singapore, which accepts responsibility for its contents; in Australia by Morgan Stanley Australia Limited A.B.N. 67 003 734 576, a licensed dealer, which accepts responsibility for its contents; in Canada by Morgan Stanley Canada Limited, which has approved of, and has agreed to take responsibility for, the contents of this publication in Canada; in Spain by Morgan Stanley, S.V., S.A., a Morgan Stanley group company, which is supervised by the Spanish Securities Markets Commission (CNMV) and states that this document has been written and distributed in accordance with the rules of conduct applicable to financial research as established under Spanish regulations; in the United States by Morgan Stanley & Co. LLC, which accepts responsibility for its contents; and in the United Kingdom, this publication is approved by Morgan Stanley & Co. International PLC, solely for the purposes of section 21 of the Financial Services and Markets Act 2000 and is distributed in the European Union by Morgan Stanley & Co. International PLC, except as provided above. Private U.K. investors should obtain the advice of their Morgan Stanley & Co. International PLC representative about the investments concerned. In Australia, this publication, and any access to it, is intended only for “wholesale clients” within the meaning of the Australian Corporations Act. Third-party data providers make no warranties or representations of any kind relating to the accuracy, completeness, or timeliness of the data they provide and shall not have liability for any damages of any kind relating to such data.

Any estimates, projections or predictions (including in tabular form) given in this communication are intended to be forward-looking statements. Although Morgan Stanley believes that the expectations in such forward-looking statement are reasonable, it can give no assurance that any forward-looking statements will prove to be correct. Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date of this communication. Morgan Stanley expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in its expectations or any change in circumstances upon which such statement is based. Prices indicated are Morgan Stanley offer prices at the close of the date indicated. Actual transactions at these prices may not have been effected.

The trademarks and service marks contained herein are the property of their respective owners. Additional information on recommended securities discussed herein is available on request. This communication or any portion hereof, may not be reprinted, resold or redistributed without the prior written consent of Morgan Stanley.

“PLUSSM” is a service mark of Morgan Stanley.

“Standard & Poor’s®,” “S&P®” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use. The securities are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the securities.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.

Copyright © by Morgan Stanley 2012, all rights reserved.

This material was not prepared by the Research Departments of Morgan Stanley Smith Barney, Morgan Stanley & Co. LLC, or Citigroup Global Markets Inc. and you should not regard it as a research report. Please see the offering materials for complete product disclosure including tax disclosure and related risks.	September 2012